Exhibit 99(e)(ii)

Date: September 1, 2024

SHAREHOLDER SERVICES AGREEMENT

Foreside Fund Services, LLC (the “Distributor”)
Three Canal Plaza, Suite 100

Portland, Maine 04101

Dear Sirs:

HAWAIIAN TAX-FREE TRUST (the “Trust”) confirms its agreement with Foreside Fund Services, LLC (the “Distributor”) with respect to the servicing of shareholder accounts. This Agreement is entered into pursuant to the Trust’s Shareholder Services Plan dated as of July 21, 1998; such Shareholder Services Plan, in its current form and as it may subsequently be amended from time to time, is hereby incorporated by reference and referred to herein as “the Plan.” All terms defined in the Plan shall have the same meanings when used herein. It is understood that in the event of a conflict between any provision of this Agreement and the terms of the Plan, the Plan shall govern. This Agreement applies solely to the Level-Payment Class (“Class C”),

Part I

Payments Involving Trust Assets Allocated to Level-Payment Shares

Section 1. Compensation and Services to be Rendered

(a) The Trust will pay the Distributor an annual Service Fee in compensation for its services in connection with the servicing of shareholder accounts as contemplated by the Plan. The Service Fee paid will be calculated daily and paid monthly by the Trust at the annual rate of .25% of the average annual net assets of the Trust represented by the Level-Payment Shares.

(b) The Service Fee will be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts by selected dealers.

Part II
General Provisions

Section 1. Reports

While this Agreement is in effect, the Distributor shall provide the reports called for in Section 6 of the Plan.

Section 2. Continuance of Agreement

This Agreement will continue in effect for a period of more than one year from the date of its effectiveness only so long as its continuance is specifically approved annually by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or this Agreement (the “Independent Trustees”), cast in person (if required by law) at a meeting called for the purpose of voting on this Agreement.

Section 3. Termination

(a) This agreement (or either of Parts I or II alone) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees. In addition, either of Parts I or II may be terminated by a vote of a majority of the outstanding shares of the class of shares to which that part relates. Any termination permitted by this Section 5 may be effected on not more than 60 days’ written notice to the Distributor.

(b) This Agreement will terminate automatically in the event of its assignment or the termination of the Plan.

Section 4. Amendments

No material amendment to this Agreement may be made unless approved by the Trust’s Board of Trustees in the manner described in Section 4 above, provided, however, that in the event of an amendment of the Plan, this Agreement shall be regarded as amended to conform to such amendment of the Plan as if this Agreement has been formally so amended.

Section 5. Meaning of Certain Terms

As used in this Agreement, the terms “assignment,” “interested person” and “majority of this outstanding voting securities” will be deemed to have the meaning that those terms have under the Investment Company Act of 1940, as amended (the “Act”) and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

Section 6. Dates

This Agreement shall be effective as of the date first written above.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

HAWAIIAN TAX-FREE TRUST

Accepted:	By:	/s/ Joel L. Weiss
Joel L. Weiss
President

FORESIDE FUND SERVICES, LLC

By:	/s/ Teresa Cowan
Teresa Cowan, President

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